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                                                                      EXHIBIT 99





       REPUBLIC INDUSTRIES TO SELL REMAINING SHARES OF REPUBLIC SERVICES


Media Inquiries: Jim Donahue (954) 769-7208

Investor Inquiries: Sheila Stuewe (954) 769-7342

Fort Lauderdale, FL (March 3, 1999) - Republic Industries, Inc. (NYSE: RII) today announced that it will sell all of its shares of Republic Services, Inc. (NYSE: RSG) in a public offering. The Company had said previously that it planned to distribute its shares of RSG to shareholders of RII on a tax-free basis, if it could obtain a favorable ruling from the Internal Revenue Service
(IRS). Despite several meetings and supplemental filings with the IRS, and subsequent meetings with the Treasury Department, Republic Industries was unable to obtain a favorable ruling on the proposed distribution.

Steven R. Berrard, Co-Chief Executive Officer of Republic Industries, said, "Given the IRS' decision, we cannot proceed with the planned tax-free distribution. The Board therefore explored a number of alternatives to provide a direct benefit to our stockholders. All of these alternatives involved a tax on both the Company's offering and the distribution to our stockholders. Considering that, the Board determined that the best way to create long-term value for our stockholders would be to invest the cash proceeds from the offering in our core automotive businesses."

A registration statement has been filed to register for sale all of Republic Industries' 112.2 million shares of Republic Services' common stock. All shares of Class B common stock owned by Republic Industries have been converted into shares of Class A common stock.

Assuming favorable market conditions, Republic Industries anticipates completing the proposed offering in the second quarter of 1999. The offering will be made only by means of a prospectus.

As a result of the decision to sell its interest in Republic Services, the Company will be required to report its solid waste services segment as a discontinued operation. Republic Industries, Inc. operates subsidiaries in the automotive retailing and automotive rental industries. The Company owns the nation's largest chain of new vehicle dealerships and the AutoNation USA chain of used vehicle megastores. The Company owns National Car Rental System, Inc., Alamo Rent-A-Car, Inc. and CarTemps USA. Republic Services, Inc. is one of the leading providers of non-hazardous solid waste collection and disposal services in the U.S.

Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.